Exhibit 99.1

Vantage Drilling International Reports First Quarter for 2021

HOUSTON, May 6, 2021 (GLOBE NEWSWIRE) -- Vantage Drilling International ("Vantage" or the “Company”) reported a net loss attributable to controlling interest of approximately $36.0 million or $2.74 per diluted share for the three months ended March 31, 2021, based on the weighted average shares outstanding, as compared to a net loss attributable to controlling interest of $30.6 million or $2.33 per diluted share for the three months ended March 31, 2020.

As of March 31, 2021, Vantage had approximately $152.2 million in cash, including $11.9 million of restricted cash, compared to $154.5 million in cash, including $12.5 million of restricted cash at December 31, 2020. The Company used $15.4 million in cash from operations in 2021 compared to $31.3 million used during the same period of 2020.

Ihab Toma, CEO, commented: “The first quarter appeared to mark the early stages of a recovery for the industry with signs of improving tendering and contract activity.  Indeed, we added approximately $127 million of backlog during the quarter.  We were able to build off of the momentum that began early this year and, in March, we successfully reactivated the Topaz Driller to begin its campaign in Montenegro.  As previously indicated, we expect to reactivate the Sapphire Driller and Aquamarine Driller later in the second quarter 2021 to begin their drilling campaigns in West Africa and Southeast Asia, respectively.”

Mr. Toma continued “At current levels of Brent prices, we believe that shallow water activity is stabilizing and we remain optimistic that deepwater could begin to recover later this year. As always, we continue to focus on leveraging our efficient management platform, to put our rigs back to work while also managing rigs for others, operate safely and efficiently and preserve cash while delivering high caliber service to our clients.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with a fleet of two ultra-deepwater drillships, and five premium jackup drilling rigs. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells globally for major, national and independent oil and gas companies. Vantage also markets, operates and provides management services in respect of, drilling units owned by others.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.  Vantage disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Public & Investor Relations Contact:

     Douglas E. Stewart

     Chief Financial Officer and General Counsel

     Vantage Drilling International

     C/O Vantage Energy Services, Inc.

     777 Post Oak Blvd., Suite 800

     Houston, Texas 77056

     (281) 404-4700

Vantage Drilling International

Consolidated Statement of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue
Contract drilling services	$17,725	$44,319
Reimbursables and other	2,441	7,137
Total revenue	20,166	51,456
Operating costs and expenses
Operating costs	25,357	48,555
General and administrative	5,495	7,170
Depreciation	14,125	18,016
Total operating costs and expenses	44,977	73,741
Loss from operations	(24,811)	(22,285)
Other (expense) income
Interest income	100	701
Interest expense and other financing charges	(8,510)	(8,420)
Other, net	(614)	2,355
Total other expense	(9,024)	(5,364)
Loss before income taxes	(33,835)	(27,649)
Income tax provision	2,162	2,921
Net loss	(35,997)	(30,570)
Net (loss) income attributable to noncontrolling interests	(13)	2
Net loss attributable to shareholders	$(35,984)	$(30,572)
Loss per share
Basic and Diluted	$(2.74)	$(2.33)
Weighted average ordinary shares outstanding,
Basic and Diluted	13,115	13,115

Vantage Drilling International

Supplemental Operating Data

(Unaudited, in thousands, except percentages)

	Three Months Ended March 31,
	2021	2020
Operating costs and expenses
Jackups	$14,149	$21,474
Deepwater	7,244	20,039
Operations support	2,212	3,437
Reimbursables	1,752	3,605
	$25,357	$48,555
Utilization
Jackups	30.7%	88.9%
Deepwater	49.1%	61.8%

Vantage Drilling International

Consolidated Balance Sheet

(In thousands, except share and par value information)

(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$140,381	$141,945
Restricted cash	7,798	7,996
Trade receivables, net of allowance for doubtful accounts of $5.0 million, respectively	25,147	24,717
Materials and supplies	49,456	49,861
Prepaid expenses and other current assets	20,538	29,151
Total current assets	243,320	253,670
Property and equipment
Property and equipment	795,349	794,944
Accumulated depreciation	(292,684)	(278,562)
Property and equipment, net	502,665	516,382
Operating lease ROU assets	3,583	3,997
Other assets	14,230	12,126
Total assets	$763,798	$786,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$24,588	$25,466
Other current liabilities	39,994	24,734
Total current liabilities	64,582	50,200
Long–term debt, net of discount and financing costs of $4,371 and $4,781, respectively	345,629	345,219
Other long-term liabilities	14,293	15,011
Commitments and contingencies
Shareholders' equity
Ordinary shares, $0.001 par value, 50 million shares authorized; 13,115,026 shares issued and outstanding, respectively	13	13
Additional paid-in capital	633,727	634,181
Accumulated deficit	(295,639)	(259,655)
Controlling interest shareholders' equity	338,101	374,539
Noncontrolling interests	1,193	1,206
Total equity	339,294	375,745
Total liabilities and shareholders' equity	$763,798	$786,175

Vantage Drilling International

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(35,997)	$(30,570)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation expense	14,125	18,016
Amortization of debt financing costs	410	410
Share-based compensation expense	306	698
Deferred income tax (benefit) expense	(150)	102
Gain on disposal of assets	(2,733)	—
Gain on settlement of restructuring agreement	—	(2,278)
Changes in operating assets and liabilities:
Trade receivables, net	(430)	(20,373)
Materials and Supplies	9	514
Prepaid expenses and other current assets	(1,766)	586
Other assets	(2,069)	1,877
Accounts payable	(878)	(6,288)
Other current liabilities and other long-term liabilities	13,822	6,032
Net cash used in operating activities	(15,351)	(31,274)
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(456)	(1,196)
Net proceeds from sale of Titanium Explorer	13,557	—
Net cash provided by (used in) investing activities	13,101	(1,196)
CASH FLOWS FROM FINANCING ACTIVITIES
Contributions from holders of noncontrolling interests	—	—
Debt issuance costs	—	—
Net cash provided by financing activities	—	—
Net decrease in unrestricted and restricted cash and cash equivalents	(2,250)	(32,470)
Unrestricted and restricted cash and cash equivalents—beginning of period	154,487	242,945
Unrestricted and restricted cash and cash equivalents—end of period	$152,237	$210,475